UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Hartford Financial Services Group, Inc.
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ADDITIONAL INFORMATION REGARDING
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 20, 2020
The following notice of change of location relates to the proxy statement of The Hartford Financial Services Group, Inc. (the “Company”), dated April 9, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Wednesday, May 20, 2020 at 12:30 p.m. EDT. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 28, 2020. This notice should be read in conjunction with the proxy statement.

NOTICE OF CHANGE OF LOCATION
TO A VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2020 AT 12:30 p.m. EDT

Due to the public health impact of the coronavirus (COVID-19) and to support the health and well-being of our shareholders, employees, partners and communities, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Hartford Financial Services Group, Inc. (the “Company”) has been changed to a virtual meeting format via audio webcast only, and will not be held at a physical location.
As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder of record at the close of business on March 23, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee.
To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HIG2020, enter the 16-digit control number found on the proxy card, voter instruction form or notice you previously received. You may vote shares or submit a question during the Annual Meeting by following the instructions available on the meeting website during the meeting. Shareholders of record may also vote or submit questions in advance of the meeting at www.proxyvote.com using their 16-digit control number.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting
By Order of the Board of Directors,

Donald C. Hunt
Corporate Secretary
The Annual Meeting on May 20, at 12:30 p.m. EDT is available at www.virtualshareholdermeeting.com/HIG2020. The proxy statement and 2019 Annual Report are available on our Investor Relations website at http://ir.thehartford.com.

NEWS RELEASE
The Hartford To Host Virtual Annual Meeting Of Shareholders On May 20
HARTFORD, Conn., April 28, 2020 - The Hartford will host a virtual annual meeting of shareholders at 12:30 p.m. EDT, Wednesday, May 20. The company’s Board of Directors considered public health concerns resulting from COVID-19, and protocols issued by federal, state and local governments, in its decision to host a virtual meeting rather than offering an option to attend in-person. For the health and safety of shareholders, the meeting will be solely by means of remote communication via audio webcast.
Shareholders of record at the close of business on March 23, 2020, or their legal proxy holders are entitled to attend the meeting, vote shares and submit questions at www.virtualshareholdermeeting.com/HIG2020. To be admitted, shareholders must enter the 16-digit control number found on the proxy card, voter instruction form or notice that they previously received. Guests without a control number may also attend the meeting, but will not be permitted to vote or submit questions. Shareholders of record may also vote or submit questions in advance of the meeting at www.proxyvote.com using their 16-digit control number.
A replay of the meeting will be available for 30 days following the event at https://ir.thehartford.com. A copy of the 2020 proxy statement and additional information regarding the annual meeting are available on the investor relations section of the company’s website.
The U.S. Securities and Exchange Commission has a webpage that provides shareholders with general information about how to cast their votes and why voting should be an important consideration for shareholders. We encourage investors to visit this webpage, https://www.sec.gov/spotlight/proxymatters.shtml.
About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at @TheHartford_PR.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.
HIG-F
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2019 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.
From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_PR and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.
Media Contact:                Investor Contact:
Matthew Sturdevant            Susan Spivak Bernstein
860-547-8664                860-547-6233
matthew.sturdevant@thehartford.com     susan.spivak@thehartford.com

APRIL 2020

CHRISTOPHER J. SWIFT
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

Dear Shareholder,

These are truly unprecedented times, as the global health crisis we currently face ripples through society, the economy and financial markets. The global coronavirus disease (COVID-19) pandemic is impacting our everyday lives and our families, as well as where we work, how we work and how we interact with one another. On behalf of The Hartford and our more than 19,000 employees, my heart goes out to those affected by the virus, either directly or indirectly. I pray for a full recovery for those who are sick, and extend my deepest gratitude to the healthcare professionals caring for them, along with all other workers on the front lines of the crisis.

As COVID-19 began its worldwide spread, The Hartford took quick and appropriate action to protect the health and safety of our employees while continuing to support our customers, business partners and communities:

- We have remained fully operational throughout this crisis, with more than 95% of our employees working remotely. Additional measures such as more frequent cleanings, the use of masks and physical distancing have been instituted to protect the well-being of employees performing essential tasks at our facilities.
- We will provide customers with a 15% refund on April and May personal auto insurance premiums.
- We have waived late fees and offered flexible payment schedules to support our customers.
- We have committed $1 million in donations to several organizations addressing humanitarian issues arising from the virus' spread.
- We are also taking steps to assist small businesses, many of which have been greatly impacted as a result of the pandemic. As part of our HartMob program, we created an online shopping guide for employees so they can support our customers in their local communities.

Technology investments made over the past several years in The Hartford's operational capabilities are delivering anticipated benefits and enabling us to meet the needs of our customers and distribution partners. These investments, powered by the resiliency, empathy and creativity of The Hartford's employees, ensure that The Hartford is well positioned to provide best-in-class service to policyholders and partners – for the long term as well as in the current environment.

A strong culture and engaged workforce, along with an enduring commitment to make a sustainable and positive impact on society, are foundational to our success. I am proud that The Hartford has achieved top quartile employee engagement scores, benchmarked against other large U.S. companies, for the last five years. This level of engagement, and our efforts to become an easier company to do business with and strengthen relationships, have yielded improvements in customer value metrics such as net promoter scores. At the same time, The Hartford's sustainability efforts remain widely recognized as industry-leading.

THE HARTFORD

LETTER TO SHAREHOLDERS 2

We entered 2020 in a position of strength, with investments in people, processes, data and technology fueling our strategic progress in 2019. We recorded a full year net income of $2.1 billion, or $5.66 per diluted share, an increase of 15% over 2018. Core earnings* increased 31% to $2.1 billion. Net income ROE and core earnings ROE* for 2019 were 14.4% and 13.6% respectively. Book value per diluted share was $43.85, up 25% from the end of 2018. Book value per diluted share excluding AOCI* rose 11% to $43.71. Full year share repurchases amounted to 3.4 million common shares. Total capital returned to shareholders including repurchases and dividends paid was $633 million for the year.

Many initiatives and investments in 2019 advanced our position in our strategic focus areas. These notably included the closing of the acquisition of The Navigators Group, Inc., a global specialty insurance company; the integration of the Group Benefits acquisition; and maximizing our combined potential by deepening our distribution relationships and capitalizing on a broader product portfolio to meet a wider array of customer needs. We continued investing in new products and business models, increasing the speed and ease of our interactions and business processes through data, digital technology and voice of customer, including expanded use of robotics and continued enhancements to underwriting and quoting platforms. As part of our efforts to attract, retain and develop the best talent in the industry, we made investments in improving the employee experience and continued enhancing our industry-leading position in diversity and inclusion, and sustaining our ethical culture.

More than ever, it is important that we capitalize on the transformational opportunities posed by a digital economy and advancements in data and technology. Accordingly, we have prioritized investment in three areas:

- Underwriting Transformation – Strengthening the core of our business by taking advantage of emerging technologies to improve tools, while up-skilling and developing talent.
- Next-gen Data & Analytics – Leveraging advanced analytics, data, artificial intelligence (AI) and other emerging technologies to enhance our capabilities.
- Risk-Related Services and Revenues – Applying risk and leave management expertise and Internet of Things (IoT) initiatives to expand services and ensure a healthy and productive workforce.

It is far too soon to know the full effect COVID-19 will have on the global economy, our industry or company. Yet, whatever lies ahead, we will hold firm to our purpose: Underwriting Human Achievement. We remain driven by the belief that people are capable of achieving amazing things with the right encouragement and support.

As a 210-year-old company, we have navigated through many global crises, including multiple recessions, two world wars and the 1918 influenza pandemic. As we have always done, we will apply our experience and expertise to deliver on our promises to customers – protecting their incomes, families and businesses, and approaching every interaction with transparency, speed and empathy.

Thank you for your continued support. I am confident that our deeply experienced team, paired with our broad product portfolio and outstanding service, will allow us to reinforce our industry leading position as we do our part to underwrite the eventual economic recovery.

Sincerely,

Christopher J. Swift
Chairman and Chief Executive Officer
The Hartford

The Hartford® is The Hartford Financial Services Group, Inc. and its subsidiaries, including Hartford Fire Insurance Company. Its headquarters is in Hartford, CT.
20-IC-273522 © April 2020 The Hartford

LETTER TO SHAREHOLDERS 3

*DISCUSSION OF NON-GAAP FINANCIAL MEASURES. The Hartford uses non-GAAP financial measures in this letter to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of non-GAAP financial measures used in this letter can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2019, which is available on The Hartford's website, https://ir.thehartford.com.

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of	
	Dec. 31, 2019	**Dec. 31, 2018**
Book value per diluted share	$43.85	$35.06
Per diluted share impact of AOCI	$(0.14)	$4.34
Book value per diluted share (excluding AOCI)	**$43.71**	**$39.40**

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company's operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the company's ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:

- Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
- Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.

The Hartford® is The Hartford Financial Services Group, Inc. and its subsidiaries, including Hartford Fire Insurance Company. Its headquarters is in Hartford, CT.
20-IC-273522 © April 2020 The Hartford

LETTER TO SHAREHOLDERS 4

- Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
- Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
- Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
- Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
- Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
- Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company's business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company's performance. A reconciliation of net income (loss) available to common stockholders to core earnings for the years ended Dec. 31, 2019 and 2018 is set forth below.

($ in millions)	Year Ended Dec. 31, 2019	Year Ended Dec. 31, 2018
Net income available to common stockholders	**$2,064**	**$1,801**
Adjustments to reconcile net income available to common stockholders to core earnings:		
Net realized capital loses (gains), excluded from core earnings, before tax	(389)	118
Loss on extinguishment of debt, before tax	90	6
Loss on reinsurance transaction, before tax	91	—
Integration and transaction costs associated with acquired business, before tax	91	47
Change in loss reserves upon acquisition of a business, before tax	97	—
Change in deferred gain on retroactive reinsurance, before tax	16	—
Income tax expense (benefit)	2	(75)
Income from discontinued operations, net of tax	—	(322)
Core Earnings	**$2,062**	**$1,575**

The Hartford® is The Hartford Financial Services Group, Inc. and its subsidiaries, including Hartford Fire Insurance Company. Its headquarters is in Hartford, CT.
20-IC-273522 © April 2020 The Hartford

LETTER TO SHAREHOLDERS 5

Core Earnings Return on Equity: The Hartford provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A reconciliation of consolidated net income (loss) available to common stockholders ROE to Consolidated Core earnings ROE is set forth below.

	Last 12 Months Ended Dec. 31, 2019	Last 12 Months Ended Dec. 31, 2018
Net income available to common stockholders ROE	**14.4 %**	**13.7 %**
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:		
Net realized capital loses (gains), excluded from core earnings, before tax	(2.7)	0.9
Loss on extinguishment of debt, before tax	0.6	—
Loss on reinsurance transactions, before tax	0.6	—
Pension settlement, before tax	—	—
Integration and transaction costs associated with an acquired business, before tax	0.6	0.4
Changes in loss reserves upon acquisition of a business, before tax	0.7	—
Changes in deferred gain on retroactive reinsurance, before tax	0.1	—
Income tax benefit on items not included in core earnings	—	(0.6)
Income from discontinued operations, after tax	—	(2.5)
Impact of AOCI, exluded from denominator of Core Earnings ROE	(0.7)	(0.3)
Core Earnings ROE	**13.6 %**	**11.6 %**

The Hartford® is The Hartford Financial Services Group, Inc. and its subsidiaries, including Hartford Fire Insurance Company. Its headquarters is in Hartford, CT.
20-IC-273522 © April 2020 The Hartford